EXHIBIT 10.B.

                        FEE AGREEMENT WITH ARCHER & WEED

         This agreement is between The Hartcourt Companies Inc. ("Client") whose address is 2049 Century Park East, Los Angeles, California 90067 and Richard O. Weed of the firm Archer & Weed whose address is 4695 MacArthur Court, Suite 530, Newport Beach, California 92660.

         Richard O. Weed verbally agreed to provide legal services to Client with respect to certain legal matters or special projects referred to Richard O. Weed by Client from time to time. This agreement is made to document the conditions and guidelines that will govern the relationship between the parties. Client has requested Richard O. Weed's assistance with (1) the closing under that certain Share Purchase Agreement concerning the proposed business transaction to fund, own and operate a Chinese Joint Venture to provide Internet services via PRC's public telecommunication network to 20 cities in China; (2) preparation of a legal opinion for inclusion in a form S-8 registration statement; and (3) any other matters agreed to and confirmed by Richard O. Weed in writing.

         To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services which Richard O. Weed will provide shall be in accordance with the following terms and conditions:

Professional Fees

         Fees will be based upon the reasonable value of Richard O. Weed's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees will be based on the rates charged by Richard O. Weed.

         Richard O. Weed's rate is $200 per hour. It is anticipated that Client and Richard O. Weed will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing from time to time.

         Client understands Richard O. Weed's billing rate may be reasonably adjusted from time to time, but not more frequently than annually. Notice of any such adjustments will be given within a reasonable time. Client further understands that during the course of Richard O. Weed's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

         Costs and Expenses

         Client understands that in the course of representation, it may be necessary for Richard O. Weed to incur certain costs or expenses. Client will reimburse Richard O. Weed for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Richard O. Weed in accordance with the following guidelines:

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         1.  Computer-Related  Expenses - Client will reimburse  Richard O. Weed for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Richard O. Weed to utilize computer services which will enable Richard O. Weed to more efficiently manage the projects.

         2. Travel - Client will reimburse Richard O. Weed for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

         3. Filing Fees & Court Costs - Client will reimburse Richard O. Weed for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Richard O. Weed.

Billing

         All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Richard O. Weed will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and expects to pay Richard O. Weed's invoices as described below.

Payment

         As payment for services and costs, Client agrees to pay all invoices for services rendered within 15 days of receipt.

Involvement of Client

         Client expects to be kept closely involved with the progress of Richard
O. Weed's services in this matter. Richard O. Weed will keep Client apprized of all material developments in this matter, and, in the case of litigation or administrative proceedings, will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Richard O. Weed's services will be forwarded to Client.

         There may be times when Richard O. Weed will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

Termination

         Client shall have the right to terminate Richard O. Weed's engagement by written notice at any time. Richard O. Weed has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Richard O. Weed will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm.

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Disputes

         The laws of the state of California shall govern the interpretation of this agreement, including all rules or codes of ethics which apply to the provision of services. All disputes between us arising out of this engagement which cannot be settled, shall be resolved through binding arbitration in Orange County, California in accordance with the rules for resolution of commercial disputes, then in effect, of the American Arbitration Association, and judgment upon the award may be entered in any Court having jurisdiction thereof. It is further agreed that the arbitrators may, in their sole discretion, award attorneys' fees to the prevailing party.

Dated: March 26, 1998

Client
The Hartcourt Companies Inc.

By:  /s/       Dr. Alan V. Phan
     -----------------------------
     Name:     Dr. Alan V. Phan
     Title:    resident

Archer & Weed

By:  /s/       Richard O. Weed
     -----------------------------
     Name:     Richard O. Weed
     Title:    Special Project Counsel


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